Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway North Richland Hills, Texas 76180
Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES 2004 FULL YEAR AND FOURTH QUARTER 2004 RESULTS OF OPERATIONS

2004 Results Reflect Record Earnings from Continuing Operations

NORTH RICHLAND HILLS, TX, February 9, 2005—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported 2004 full year and fourth quarter results of operations.

     UICI reported full year 2004 revenues and income from continuing operations of $2.06 billion and $145.9 million ($3.07 per diluted share), respectively, compared to full year 2003 revenues and income from continuing operations of $1.81 billion and $87.3 million ($1.82 per diluted share), respectively. Reflecting results from discontinued operations, the Company reported overall full year 2004 net income of $161.6 million ($3.40 per diluted share), compared to 2003 net income of $14.3 million ($0.30 per diluted share).

     The Company’s full year 2004 results from continuing operations benefited from the strong performance of its Self-Employed Agency (“SEA”) Division, which reported record operating income in 2004 of $260.7 million, compared to operating income of $109.1 million in 2003. Results at the Company’s SEA Division continue to reflect a favorable loss ratio and increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue. The strong results at SEA were offset in part by unfavorable results at the Company’s Student Insurance Division. Student Insurance Division reported operating losses of $(49.5) million in 2004, compared to operating losses of $(9.8) million in the prior year.

     For the fourth quarter of 2004, UICI reported revenues and income from continuing operations of $538.1 million and $44.0 million ($0.93 per diluted share), respectively, compared to fourth quarter 2003 revenues and income from continuing operations of $517.7 million and $40.0 million ($0.83 per diluted share), respectively. Results from continuing operations in the fourth quarter of 2003 reflected a pre-tax gain in the amount of $40.4 million ($26.2 million or $0.55 per diluted share, net of tax) associated with the sale of substantially all of the Company’s stake in AMLI Residential Properties Trust.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for the year and fourth quarter ended December 31, 2004 and 2003, and selected balance sheet data as of December 31, 2004 and 2003, respectively. The following information is preliminary and unaudited and is subject to change until

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     audited results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its Annual Report on Form 10-K in a timely fashion on or before March 16, 2005 as required.

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2004	2003	2004	2003
		(In thousands, except per share amounts)
Income Statement Data:
Revenues	$538,064	$517,707	$2,057,906	$1,813,205
Operating income from continuing operations before income taxes	$66,890	$59,731	$221,149	$131,916

Income from continuing operations	$43,967	$40,015	$145,881	$87,324
Income (loss) from discontinued operations	1,904	(274)	15,677	(72,990)

Net income	$45,871	$39,741	$161,558	$14,334

Per Diluted Share:
Income from continuing operations	$0.93	$0.83	$3.07	$1.82
Income (loss) from discontinued operations	0.04	0.00	0.33	(1.52)

Net income	$0.97	$0.83	$3.40	$0.30

Average shares outstanding (in thousands)	47,081	48,359	47,510	47,935

	December 31, 2004	December 31, 2003
	(In thousands, except per share amounts)
Balance Sheet Data:
Stockholders’ equity	$714,146	$587,568
Book value per share	$15.62	$12.68

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the year and fourth quarter ended December 31, 2004 and 2003.

	Three Months ended		Twelve Months ended
	December 31,		December 31,

	2004	2003	2004	2003
		(In thousands)
Operating income (loss):
Insurance:
Self-Employed Agency Division	$74,642	$28,260	$260,745	$109,079
Student Insurance Division	(5,425)	(487)	(49,482)	(9,783)
Star HRG Division	(312)	(3,417)	3,320	1,910
Life Insurance Division	643	846	4,362	(2,350)
Other Insurance	1,054	(616)	1,415	(705)

Total Insurance	70,602	24,586	220,360	98,151
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	2,252	36,349	15,096	33,306
Variable stock-based compensation benefit (expense)	(5,964)	(1,204)	(14,307)	459

Total Other Key Factors	(3,712)	35,145	789	33,765

Operating income	$66,890	$59,731	$221,149	$131,916

     UICI’s results of operations for the year and fourth quarter ended December 31, 2004 were impacted by the following factors:

Self-Employed Agency Division

     The SEA Division reported operating income of $260.7 million and $74.6 million and in the year and fourth quarter ended December 31, 2004, respectively, compared to operating income of $109.1 million and $28.3 million in the corresponding 2003 periods. Operating income at the SEA Division in the 2004 periods was positively impacted by an increase in earned premium revenue, reduced administration and commission expenses as a percentage of earned premium, and a decrease in loss ratio resulting from favorable claims experience. Earned premium revenue at the SEA Division increased to $1.355 billion in 2004 from $1.193 billion in 2003 and to $353.1 million in the fourth quarter of 2004 from $315.3 million in the fourth quarter of 2003.

     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the year and quarter ended December 31, 2004 was 19.2% and 21.1%, respectively, compared to 9.1% and 9.0% in the corresponding periods of 2003. The significant period-over-period increases in operating margin in 2004 were attributable primarily to a decrease in the loss ratio, a decrease in general administrative expenses as a percentage of earned premium revenue and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). In addition, fourth quarter 2003 results included a $(17.5) million charge associated with a reassessment of loss reserves established for certain pending litigation. The decrease in loss ratio (from 61.7% in the full year 2003 to 54.4% in the full year 2004 and from 61.2% in the fourth quarter of 2003 to 52.0% in the fourth quarter of 2004) was due in significant part to the reduction of claim reserves established in 2003 in response to a rapid pay down of an excess pending claims inventory. The actual claim payment experience during the year ended December 31, 2004 with respect to prior periods was lower than originally estimated when the claim reserves were established in 2003. The decrease in loss ratio was also due in part to lower levels of incurred claims in 2004 compared to the prior year. The Company currently anticipates that loss ratios at the SEA Division will begin over time to trend upward to historical levels.

     Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased by 4% in the year ended December 31, 2004 compared to submitted annualized premium volume in the corresponding period in 2003 (to $860.4 million in 2004 from $895.2 million in the 2003). The decrease in submitted annualized premium volume can be attributed to reduced production at the Company’s agencies, resulting primarily from a moderate reduction in the number of writing agents in the field. The Company’s agencies took steps in the fourth quarter of 2004 to increase recruitment of new agents.

     Fourth quarter 2004 results at SEA include results at the Company’s HealthMarket unit, which was acquired by the Company in October 2004 and provides consumer driven health plans to the small employer group market. Results at HealthMarket during the fourth quarter of 2004 were not material to overall operating results at SEA.

Student Insurance Division

     The Company’s Student Insurance Division (which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities) reported operating losses of $(49.5) million and $(5.4) million in the year and quarter ended December 31, 2004, respectively, compared to operating losses of $(9.8) million and $(487,000) in the corresponding 2003 periods.

     Results for 2004 at Student Insurance reflected an increase in the loss ratio, which was primarily attributable to a higher-than-expected amount of paid claims (which resulted from the reduction of the Student Insurance unit’s claims inventory to levels more closely approximating historical levels) and to the failure of the Company’s claim system to effectively utilize discounts afforded by the Company’s network provider contracts. The Company has taken steps to modify its claims processing system to better utilize such network provider discounts.

     Results in the fourth quarter of 2004 were also negatively impacted by a charge related to delays in the processing of claims, an unfavorable legal settlement and higher-than-expected administrative costs resulting from its continuing efforts to reduce the claims backlog caused by inefficiencies in claim processing systems at the Student Insurance unit.

     Earned premium revenue at the Student Insurance unit increased to $297.0 million in 2004 from $239.6 million in 2003 (a 24% increase) and decreased moderately from $81.4 million in the fourth quarter of 2003 to $80.6 million in the fourth quarter of 2004 (a 1% decrease). The Company’s Student Insurance unit has completed its 2004-2005 school year sales efforts, with respect to which it has imposed significant rate increases. The impact of such rate increases will not be fully realized until 2005.

Star HRG Division

     The Company’s Star HRG Division (which designs, markets and administers limited benefit health insurance plans for entry level, high turnover, and hourly employees) reported operating income for 2004 of $3.3 million, compared to operating income of $1.9 million in 2003. In the fourth quarters ended December 31, 2004 and 2003, Star HRG reported operating losses of $(312,000) and $(3.4) million, respectively. Profitability for the full year and fourth quarter ended December 31, 2004 was positively impacted by decreases (to 63.6% in full year 2004 from 66.4% in full year 2003 and to 63.0% in the fourth quarter of 2004 from 79.5% in the fourth quarter of 2003) in the loss ratio associated with the Star HRG book of business, which decreases can be attributed to rate increases implemented during 2004. The decreases in loss ratio in the 2004 periods were partially offset by higher-than-expected administrative expenses (which were associated with certain technology initiatives) and increased marketing costs associated with new market initiatives.

     Earned premium revenue at Star HRG increased to $145.7 million in 2004 from $114.4 million in 2003 (a 27% increase) and increased from $28.0 million in the fourth quarter of 2003 to $34.6 million in the fourth quarter of 2004 (a 24% increase).

Life Insurance Division

     The Company’s Life Insurance Division reported operating income in 2004 of $4.4 million, compared to an operating loss of $(2.4) million in 2003. The operating loss in 2003 was attributable to a charge associated with the final resolution of litigation arising out of the closedown in 2001 of the Company’s former workers compensation business and costs associated with the closedown of the Company’s College Fund Life Division operations. For the fourth quarter ended December 31, 2004, the Company’s Life Insurance Division reported operating income of $643,000, compared to $846,000 in the corresponding 2003 period.

     During 2004, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $32.7 million, compared to $9.8 million in 2003, reflecting the ramping up of sales of the Company’s new life products that were introduced to the market in the second half of 2003.

Other Key Factors

     The Company’s Other Key Factors segment includes investment income not otherwise allocated to the other segments, realized gains and losses, interest expense on corporate debt, general expenses relating to corporate operations, variable stock compensation and other unallocated items.

     The Company’s Other Key Factors segment reported operating income of $789,000 in 2004, compared to operating income of $33.8 million in 2003. The decrease in operating income in the Other Key Factors segment in 2004 was primarily attributable to a $32.1 million decrease in net realized gains (from $39.7 million in net realized gains in 2003 to $7.6 million in net realized gains in 2004) and a $(14.8) million year-over-year increase (from a benefit in 2003 of $459,000 to an expense in 2004 of $(14.3) million, or $(0.20) per diluted share, net of tax) in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. In connection with these plans, the Company records non-cash variable stock-based compensation expense (or records a benefit) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock. Results in the 2003 fourth quarter and full year 2003 reflected the recognition of realized gains in the amount of $40.4 million (pre-tax) relating to the sale of a substantial portion of the Company’s stake in AMLI Residential. These unfavorable factors were offset by an $8.2 million increase in 2004 in investment income on equity and a reduction of general corporate expenses of $3.4 million. Results in 2003 also reflected a loss of $(2.2) million, representing the Company’s share of operating losses attributable to its investment in Healthaxis, Inc. (which the Company sold in the third quarter of 2003).

     In the quarter ended December 31, 2004, the Company’s Other Key Factors segment reported an operating loss of $(3.7) million, compared to operating income of $35.1 million in the corresponding 2003 period. Results in the fourth quarter of 2004 compared to the corresponding period of the prior year were negatively impacted by a $37.0 million quarter over quarter decrease in net realized gains (from $38.0 million in the fourth quarter of 2003 to $1.0 million in the fourth quarter of 2004), and a $4.8 million quarter over quarter increase (from an expense in the fourth quarter of 2003 of $(1.2) million to an expense in the fourth quarter of 2004 of $(6.0) million, or $(0.07) per diluted share, net of tax) in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. These factors negatively affecting results in the Other Key Factors segment in the three months ended December 31, 2004 were offset in part by a $2.5 million period over period increase in investment income on equity.

Discontinued Operations

     In 2004 the Company reported income from discontinued operations in the amount of $15.7 million, net of tax ($0.33 per diluted share), compared to a loss from discontinued operations in 2003 in the amount of $(73.0) million, net of tax ($(1.52) per diluted share).

     Results from discontinued operations for the full year 2004 reflected a favorable resolution of a dispute relating to its former Special Risk Division (which resulted in pre-tax income in the amount of $10.7 million recorded in the second quarter of 2004), a tax benefit associated with the reduction of a tax reserve and the release of a portion of the valuation allowance on the capital loss carryover due to the realization of capital gains during 2004, and a pre-tax gain recorded in the first quarter of 2004 in the amount of $7.7 million generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp subsidiary (which the Company disposed of in November 2003). These favorable factors were offset in part by the recording in the second quarter of 2004 of a loss accrual with respect to multiple lawsuits that were filed arising out of UICI’s announcement in July 2003 of a shortfall in the type and amount of collateral supporting securitized student loan financing facilities of the Company’s former AMS subsidiary. Results from discontinued operations in 2003 included a pre-tax loss at the Company’s former AMS subsidiary in the amount of $(76.0) million ($(64.2) million net of tax, or $(1.33) per diluted share).

     In the quarter ended December 31, 2004, the Company recorded income from discontinued operations in the amount of $1.9 million, net of tax ($0.04 per diluted share), compared to losses from discontinued operations in the amount of $(274,000), net of tax ($0.00 per diluted share) in the corresponding 2003 period.

CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements set forth herein or incorporated by reference herein from the Company’s filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the Company’s ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company’s products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

     The Company’s future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company’s ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company’s ability to predict and control health care costs and claims, as well as the Company’s financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company’s ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company’s ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company’s financial condition or results of operations.

     The Company’s insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI’s insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company’s insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties and/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

     The Company provides health insurance products to consumers in the self-employed market in 44 states. As is the case with many of the Company’s competitors in this market, a substantial portion of such products is issued to members of various independent membership associations that act as the master policyholder for such products. The two principal membership associations in the self-employed market that make available to their members the Company’s health insurance products are the National Association for the Self-Employed (“NASE”) and the Alliance for Affordable Services (“AAS”). The associations provide their membership with a number of benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association’s master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which services the Company and the agents (in their capacity as field service representatives of the associations) receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations. A subsidiary of the Company generates new membership sales prospect leads for both UGA and Cornerstone for use by the field service representatives (agents) and provides video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to make the Company’s insurance products available to their respective members are terminable by the Company and the associations upon not less than one year’s advance notice to the other party.

     During 2004 the Company and its insurance company subsidiaries resolved a nationwide class action lawsuit challenging the nature of the relationship between UICI’s insurance companies and the membership associations that make available to their members the insurance companies’ health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

UICI press releases and other company information are available at UICI’s website located at www.uici.net.